Exhibit (4)16. FORM OF SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (the "Settlement Agreement") is made as of March 2, 1998 (the "Effective Date") by and between Systems Communications, Inc. ("SCMI") and Timboom, Ltd. ("Timboom"). In consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency which is hereby acknowledged, SCMI and Timboom agree as follows:

1.  Unless otherwise noted, as used herein:
"Claims" means all actions, causes of action, suits, debts, dues, sums of money, accounts, controversies, agreements promises, variances, trespasses, damages, judgments, abstracts of judgments, liens, executions, claims and demands, losses and liabilities, of every kind and nature, in law or equity, and in whatever form denominated, including without limitations, claims, counterclaims, cross-claims and/or third party claims, relating to or arising from the Debentures, the offering or subscription of the Debentures, or the subject matter of the Lawsuits which SCMI or Timboom asserted or could have asserted in either of the Lawsuits from the beginning of time to the Effective Date of this Settlement.

"Debenture" means the SCMI four percent (4%) Convertible Debenture due October 1, 1998, in the principal amount of $1,200,000, including without limitation the governing Offshore Security Subscription Agreement and all documents or agreements necessary or related thereto.

"Lawsuits" means all allegations and/or matters related to or contained in Civil Action No. 97 Civ. 4644, Timboom Ltd., a/k/a Timboon, Ltd. v. Systems Communications, Inc., in the United States District Court for the Southern District of New York and/or Case Number 97-6878CI-020, Timboom Ltd. a/k/a Timboon Ltd. v. Stephen E. Williams, in the Circuit Court of the Sixth Judicial Circuit in and for Pinellas County, Florida.

2. Within two (2) business days after delivery to Timboom of the common stock certificates as required by paragraph 4 hereof (the "Securities"), counsel to each of the parties in the litigations shall either execute a Stipulation of Dismissal with Prejudice and Without Cost or shall request that the Court enter an Order dismissing the Lawsuits with prejudice and without costs, either of which shall act or dismiss with prejudice all Claims of the parties to this Settlement Agreement against each other; provided, however, that neither SCMI nor Timboom are releasing or dismissing any claims which might arise from any future breach or violation by the other of the terms of the Settlement Agreement herein, or the Joint Escrow Instructions, or the Irrevocable Proxy given by Timboom, both of which are dated March 2, 1998.

3. Each of SCMI on the one hand and the Timboom on the other hand, together with each of their respective predecessors, successors, heirs, executors, administrators, assigns, parent companies, subsidiaries and affiliates, their past and present directors, officers, employees, agents, servants, attorneys, shareholders and/or partners hereby remise, release, acquit and forever discharge each other and each other's respective predecessors, successors, heirs, executors, administrators, assigns, subsidiaries and affiliates, the past and present directors, officers, employees, agents, servants, attorneys, shareholders and/or partners from any and all Claims; provided, however, that the foregoing release shall not effect, waive, limit, modify or otherwise change in any manner the obligations or liability of any party under this Settlement Agreement, the Joint Escrow Instructions executed herewith, and/or the Irrevocable Proxy executed herewith, or any other instrument or agreement executed and delivered pursuant to this Settlement Agreement, which shall remain in full force and effect.

4. SCMI agrees to convert, or caused to be converted, Timboom's outstanding balance of the Debenture and shall deliver within two
(2) business days of the Effective Date to the Escrow Agent designated herein 4,000,000 shares of unlegended, unrestricted and unregistered common stock issued by SCMI, to be held in escrow and to be subject to the terms and conditions of the Settlement Term Sheet executed by SCMI and by Timboom on or about January 5, 1998, a copy of which is attached hereto and incorporated herein, and the Joint Escrow Instructions to be executed herewith.

5. In conjunction with the issuance of the Securities, Timboom agrees to execute a Revocable Proxy, on behalf of itself and its principals and affiliates, granting the existing Board of Directors of SCMI, ex-officio, the right to vote the Securities for any matters on which shareholders may vote at each annual or special meeting of stockholders of SCMI; provided, however, that the proxy shall be revocable solely because of SCMI's breach of the Settlement Agreement and/or Settlement Term Sheet; and further, that Timboom will not transfer or exchange the Securities with anyone solely for the purpose of terminating any such Proxy, and it is understood, without limitation, that a cash sale of the Securities to unaffiliated third-parties with no restrictions or contractual buy-back rights is presumed not to be transferred or exchanged solely for the purpose of terminating such Proxy; and provided further that this Proxy shall expire on the later of the anniversary of the eleventh month after the Effective Date of this Settlement Agreement or the transfer or exchange of the Securities in compliance with the preceding proviso.

6. SCMI and Timboom each represent that prior to the execution of this Settlement Agreement they have fully informed themselves of its terms, contents, conditions and effects, and that no promise or representation of any kind has been made to them except as expressly stated in this Settlement Agreement. SCMI and Timboom each represent that they have relied solely and completely upon their own judgment and the advice of their counsel in signing the Settlement Term Sheet, this Settlement Agreement, the accompanying Revocable Proxy and the Joint Escrow Instructions and that these documents represent and express the entire agreement by and between SCMI and Timboom concerning the subjects they purport to cover.

7. SCMI and Timboom represent and warrant that they have not sold, assigned, transferred, conveyed or otherwise disposed of any or all of any claim, demand, right or cause of action, relating to any matter which covered by this Settlement Agreement, that each is the sole owner of such claim, demand, right or cause of action, and each has the power and authority and has been duly authorized to enter into and perform this Settlement Agreement and that this Agreement is the binding obligation of each, enforceable in accordance with its terms.

8. Neither the execution of this Settlement Agreement nor anything herein contained is intended to be, nor shall be construed to be, an admission by SCMI or Timboom of any liability to the other, now, in the past, or an admission of the existence of facts upon which liability could based.

9. This Settlement Agreement is contractual and it has been entered into to compromise disputed claims and to avoid the uncertainty and expense of the Litigations. This Settlement Agreement and each of its provisions in any orders of the Court relating to it shall not be offered or received in evidence in any action proceeding or otherwise used as an admission or concession as to the merits of the Lawsuits or the liability of any nature on the part of any of the parties hereto except to enforce its terms.

10. It is expressly understood and agreed that there are no intended third-party beneficiaries of this Settlement Agreement and that no persons other than the parties hereto shall have the rights and privileges to enforce the provisions of this Settlement Agreement.

11. This Settlement Agreement may be amended, modified, waived or discharged only by mutual written agreement of the effective parties hereto. Any such amendment, modification, waiver or discharge shall not be deemed a waiver of any other provision of this Settlement Agreement unless so specified.

12. Notwithstanding the place where this Settlement Agreement may be executed by either of the parties, or any other factor, all terms and provisions hereof shall be governed by and construed in accordance with the laws of the State of New York, applicable to agreements made and to be fully performed in that State and without regard to the principles of conflicts of laws thereof. Any action brought to enforce, or otherwise arising out of this Settlement Agreement shall be brought only in either a Federal or State Court sitting in the State of New York, County of New York.

13. This Settlement Agreement may be executed in multiple originals or counterparts, each of which shall be deemed an original for all purposes, but all such counterparts together shall constitute one and the same instruments. Facsimile copies of this Settlement Agreement shall be considered originals for all purposes.

14. The parties agree to designate Wilmington Trust Company as Escrow Agent and to abide by and honor the obligations of the Joint Escrow Instructions, a copy of which is annexed hereto and which terms and conditions are incorporated herein and made a part hereof.

15. The parties hereto agree to execute, have acknowledged and deliver to each other such other documents and instruments, if any, if may be necessary or appropriate to evidence or carry out the terms of this Settlement Agreement.

16. This Settlement Agreement shall be deemed to have been mutually prepared by the parties hereto and shall not be construed against any of them solely by reason of authorship.

17. This Settlement Agreement shall be binding upon and shall inure to the benefit to the parties thereto and their respective heirs, legal representatives and successors; provided, however, that no assignment by any party hereto shall operate to relieve such party of its obligations hereunder.

Dated:  March 2, 1998

Timboom, Ltd.
By: ______________________________
Its: ______________________________


Systems Communications, Inc.
By: ______________________________
Its: ______________________________

STATE OF ISRAEL)
( SS:
COUNTY OF TEL AVIV)
On  the  _______________ day of _______________, 1998,  before  me personally  came ______________________________ to me known,  who, by me duly sworn, did depose and say that deponent resides at ______________________________, that the deponent is the
_______________ of Timboom, Ltd., the corporation described in, and which executed the foregoing RELEASE, and that the deponent signed deponent's name by order of the Board of Directors of said corporation.
______________________________
Notary Public


STATE OF FLORIDA)
( SS:
COUNTY OF ___________)
On  the  _______________ day of _______________, 1998,  before  me personally  came ______________________________ to me known,  who, by me duly sworn, did depose and say that deponent resides at ______________________________, that the deponent is the
_______________ of Systems Communications, Inc., the corporation described in, and which executed the foregoing RELEASE, and that the deponent signed deponent's name by order of the Board of Directors of said corporation.
______________________________
Notary Public

                      Settlement Term Sheet


For Settlement Purposes
Without Prejudice

Timboon   Ltd.  ("Timboon")  and  Systems  Communications,   Inc.
("SCMI"), in contemplating the settlement of the dispute among them, agree as follows:

1. SCMI will convert the Timboon debenture and deliver for the benefit of Timboon, 4,000,000 shares of unlegend, unrestricted and unregistered shares of common stock to Timboon (the "Shares"), to the Escrow Agent subject to paragraphs 4 and 8 below.

2. Timboon and SCMI will enter into an Escrow Agreement with a disinterested third party suitable to both parties, to be named by __________, 1997. The Escrow Agent will carry out the terms of the Escrow Agreement as outlined in this term sheet after complete review by each parties counsel. The Escrow Agent shall be entitled  to  charge a fee for its services.  Said  fee  shall  be deducted from gross proceeds from selling activity. Said fee should be reasonable and customary for the professional services rendered.

3. Timboon will open a segregated brokerage account (the "Account") for the benefit of Timboon with Prudential Securities (the "Account"). The broker will not charge Timboon a commission on transactions in the Account in excess of those currently being charged on other accounts Timboon may have with the broker. The Account shall be a segregated cash account and unencumbered. The broker will not DTC or otherwise electronically transfer shares out of the Account to any other account or broker dealer that was not associated with a printed long sale in the Account. Timboon shall have authority to direct sales of SCMI stock in the Account subject to the restrictions on trading activity set forth herein.

4. (i) During any Period as herein defined, Timboon may sell no more than 1/2 of the preceding Period's volume on a cumulative basis
at   market  (bid)  (hereinafter  "Limitation  A").   Timboon  may
additionally sell up to 200,000 Shares during any (4) week Period commencing on the first trade under any limitation herein (the "Period"), at or above the average of the bid/ask price at the time it places the order with the Broker, so long as its offer is
not  the  single  lowest offer ("Limitations B").   [The  time  of
placing the order and the associated bid/ask prices shall be  that
which   determines   how  the  trade  was  handled   by   Timboon]
Additionally,  Timboon agrees to restrict selling  at  (a)  market
(bid) to 37.5% of the preceding Period's volume for a period of eight (8) weeks following the first delivery of shares to the brokerage account so long as a minimum bid of $.31 is maintained, and (b) to a total of $200,000 in net proceeds, or such greater amount as may be agreed upon by the Parties in SCMI's sole discretion ("Limitation C") during any Period. There shall be no carryover to subsequent Period for Limitation B and C.

  (ii) For example, for the purposes of Limitation A, in the first week after the ____________ (hereinafter "Week 1"), Timboon will not sell in excess of 50% of the average weekly volume for the four weeks prior thereto (hereinafter "Weeks A, B, C and D"). During the second week following the date hereof, the limitation shall be calculated using the weekly sales volume for weeks B, C, D and week 1. To the extent that during Week 1, Timboon has sold less than 50% of the applicable volume limitation, it shall be allowed to sell such additional shares during Week 2 (e.g. weekly volume Week A - 100,000, Week B - 125,000, Week C - 175,000, Week
D - 225,000 - maximum sales limit for Week 1 is 50% of 625,000 or 312,000; Week volume - 300,000 - maximum for Week 2 is 50% of 825,000 less the number of shares sold during Week 1), if any; it being understood that the intra-period limitation of Limitation A shall be 50% of the volume on a moving basis during the Period, but there shall be no carryover of Limitation A subsequent to the Period.

5. (I) SCMI will deliver to the Escrow Agent who will initially take possession of the 4,000,000 Shares in 50,000 and 20,000 share increment certificates. Said shares will remain in "safe keeping" and out of the DTC system until released by the Escrow Agent to said broker. The Escrow Agent will deliver to said broker an amount of shares rounded to the nearest 20,000 share increments equal to the total trading volume of SCMI for the prior Period, less any residual surplus from the previous Period, for deposit into Timboon's account. The Escrow Agent shall supplement the certificates in 20,000 share intervals to the brokerage account on a biweekly basis, to the extent required subject to compliance with the Limitation B and C requirements. Pursuant to paragraph 7 below, the Escrow Agent shall determine the stock sales which have occurred at or above the average intra-day bid/ask price on a biweekly basis.

     (ii) The Broker will wire transfer or otherwise effect delivery of funds to Timboon in a manner suitable to Timboon. At all times the remaining certificates will be available for visual inspection and verification by Timboon and SCMI.

6. Timboon will execute an irrevocable proxy granting the existing directors of SCMI the right to vote the shares of common stock.

7. Timboon shall provide SCMI with time stamped copies of confirmations for all orders and transactions in SCMI stock on a daily basis via facsimile. Such confirmations shall be sent so as to be received by 5:00 PM on the second (2nd) business day following trading activity. Additionally, Timboon will direct Prudential Securities to forward duplicate monthly brokerage statements and confirmation to the Escrow Agent regarding Timboon's trading activity in SCMI stock in the Account, at the time same are sent to Timboon. The Escrow Agent will make the documents available to SCMI and its counsel for inspection and review.

8. The Escrow Agent shall calculate Timboon's cumulative net revenue from the selling activity. Cumulative net revenue shall be defined as gross trade amount less brokerage commission and Escrow Agent fees, which shall be paid by Timboon out of sales proceeds. Once Timboon has realized $1,200,000 U.S., all remaining  certificate held by the Escrow  Agent  and  all  shares remaining in the brokerage account shall be delivered to SCMI's transfer Agent for cancellation and returned to treasury authorized but un-issued.

9. Subject to Paragraph 10 below, should Timboon realize cumulative net proceeds of $1,200,000 U.S. by selling less than 600,000 shares (or such lesser amount as Timboon shall specify), then Timboon shall be entitled to retain 100,000 shares as consideration for orderly disposition of the securities at which time all additional certificates held by the Escrow Agent and all shares remaining in the brokerage account shall be delivered to SCMI's transfer Agent for cancellation and returned to treasury authorized but un-issued. Should Timboon realize cumulative net proceeds less than $1,200,000 U.S. after having sold all 4,000,000 shares, SCMI shall wire in immediately available U.S. funds equal to that amount which when added to the cumulative net proceeds would equal $1,200,000 U.S.

10. SCMI shall have the right to pay at any time the total deficiency between Timboon's current cumulative net proceeds and $1,200,000 U.S. in cash at which time all remaining certificates held by the Escrow Agent and all shares remaining in the brokerage account shall be delivered to SCMI's transfer Agent for cancellation and returned to treasury authorized but un-issued.

11. Simultaneous with the execution of final documentation, the parties shall release each other and their respective officers, directors and Agents (said release to be held in escrow until final implementation of this settlement), and discontinue all litigation among them, including the action in the Southern District of New York and Florida State Court, with each party to bear its own cost, including legal fees, subject to the continuing jurisdiction of the United Stated District Court with respect to the settlement.

12. Timboon will not enter any sales order for SCMI stock, directly, individually or through any affiliate or account in which or over which either of them have trading authority, until such time as the Escrow Agent has delivered to the broker the shares to be sold pursuant to paragraph 4 above.

13.  Omitted

14. Timboon will allow a statement from Timboon to be released by SCMI to PR Newswire or comparable news service, stating its settlement with SCMI. Timboon through its counsel shall approve said press statement prior to its release. Timboon shall file a Form 13-D with the Settlement Agreement annexed as an Exhibit.

15.  This agreement is subject to the following:
  a.) Execution of a final and comprehensive settlement agreement acceptable to the parties and their counsel by 3:00 P.M. on December 15, 1997;
   b.) Review by corporate counsel;
   c.) Approval of the Board of Directors of SCMI and Timboon Ltd.

16. This Agreement shall be governed, construed and interpreted in accordance with, the laws of the State of New York.


Timboon  LTD.                          SYSTEMS COMMUNICATIONS, INC.



By:_____________________________   By:___________________________
       Menachem Eitan                    Edwin B. Salmon, Jr.

JOINT ESCROW INSTRUCTIONS

TO:
Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890

RE:  Timboom, Ltd. v. Systems Communications, Inc.

Gentlemen:
Reference is made to a Settlement Agreement annexed hereto between Systems Communications, Inc. ("SCMI"), and Timboom, Ltd., a/k/a Timboon Ltd. ("Timboom"). Pursuant to the Settlement Agreement, to which a copy of these Joint Escrow Instructions is attached as Exhibit A, SCMI and Timboom have agreed to settle certain litigation between them by, among other things, SCMI's conversion of a debenture in the principal amount of $1,120,000, due October 1, 1998 ("Debenture") held by Timboom into 4,000,000 shares of unlegended, unrestricted and unregistered common stock issued by SCMI registered in the name of "Mertz & Moyer," Escrow Agent's nominee and delivered to Escrow Agent (the "Securities") and the structured liquidation of the Securities in accordance with these Escrow Instructions. This letter shall serve as the Joint Escrow Instructions ("Escrow Instructions") referred to in the Settlement Agreement. All capitalized terms used hereout defined herein shall have the meanings asserted to such terms in the Settlement Agreement.

Wilmington Trust Company (hereafter the "Escrow Agent") is hereby authorized and directed to hold and transfer and disburse the Securities in accordance with the following restrictions and instructions:

1. SCMI shall deliver and the Escrow Agent shall receive and take possession of the Securities in 50,000 and 20,000 share increments certificates. The Escrow Agent shall maintain the Securities in safekeeping and out of the DTC system. The Escrow Agent shall not be liable to the other parties hereto for any decline in value or loss of marketability of the Securities.

2. The Escrow Agent will maintain a ledger of certificate numbers and denominations of the Securities, and the date and amount of Securities transmitted and disbursed pursuant to these Escrow Instructions.

3. The Escrow Agent shall disburse and transmit the Securities to Prudential Securities, Inc. at 575 Fifth Avenue, Ninth Floor, New York, New York 10017, c/o Amir Rosenthal; Telephone: (212) 557-3030 ("Prudential") to be deposited into a segregated cash brokerage account for the benefit of Timboom (the "Account") as follows:

(a) The Initial Trading Period Delivery. Not later than the close of business on the first trading day of each four (4) week period ("Trading Period"), commencing on ___________, Timboom shall obtain and deliver to the parties a copy of a Bloomberg report indicating a written calculation of the number of shares of SCMI common stock traded during the preceding four week period, as reported on the NASDAQ Bulletin Board as of 4:00 p.m. EST (or DST) on the preceding Trading Day (a Trading Day shall be any business day on which the NASDAQ Bulletin Board is open for the trading of Securities in whole or in part) and such other trading market on which SCMI stock may be publicly traded hereafter (the "Initial Trading Period Volume"). Not later than the close of business on the third Trading Day of such Trading Period Escrow Agent shall deliver to Prudential Securities, by deposit with an overnight delivery service, in an amount rounded to the nearest 20,000 share increments, equal to the Initial Trading Period Volume less the volume of Securities then remaining in the Account, if any (the "Residual Surplus") (the difference between the Initial Trading Period Volume and the Residual Surplus is the "Initial Trading Period Delivery") and less the volume of Securities required to be withheld as the result of a dispute pursuant to paragraph 8(b), together with duly executed and authenticated stock powers transferring such securities to Timboom.

(b) Supplemental Trading Period Delivery. Not later than the close of business on the first trading day of the third (3) week within each Trading Period, Timboom shall obtain and deliver to the parties a copy of a Bloomberg report indicating a written calculation of the number of shares of SCMI common stock traded during the preceding four week period, as reported on the NASDAQ Bulletin Board as of 4:00 p.m. EST (or DST) on the preceding Trading Day, and such other trading market on which SCMI stock may
be  publicly traded hereafter (the "Interim Trading Volume").   If
the Interim Trading Volume is greater than the Initial Trading Period Volume for that Trading Period provided the limitations described in paragraph 4 have not been exceeded, and neither SCMI nor Timboom has objected to Escrow Agent's calculations as permitted in paragraph 8, Escrow Agent shall deliver additional Securities, equal to such difference rounded to the nearest 20,000 share increments, together with duly executed and authenticated stock powers transferring such Securities to Timboom, to Prudential by the close of business of business the third Trading Day of such Trading Period by deposit with an overnight delivery service.

4. Pursuant to the Agreement, the delivery of Securities by the Escrow Agent for any Supplemental Trading Period shall be subject to the following limitations:

    (a) Limitation A. During any Trading Period, Timboom may not sell a volume of Securities in excess of one-half of the aggregate trading volume of SCMI's stock on the NASDAQ Bulletin Board and such other trading market on which SCMI stock may be publicly traded hereafter for the prior four-week period at or less than market (bid) (as adjusted as hereinafter described, referred to herein as "Limitation A").

For the purposes of Limitation A, in the first week after _________, (hereinafter Week 1), Timboom shall not sell in excess of 50% of the aggregate weekly trading volume for the previous four weeks thereto (hereinafter Weeks A, B, C and D)("Limitation A Weekly Allotment") at market (bid). During the second week, for purposes of Limitation A, the Limitation A Weekly Allotment shall be one-half of the trading volume for Weeks B, C, D and 1, reduced by the volume of Securities previously sold by Timboom during such Trading Period, if any, provided that there shall be no carry-over of any unsold Securities from the Limitation A Weekly Allotment between Trading Periods.

By way of example, if the weekly trading volume of SCMI stock is as follows: Week A - 100,000; Week B - 125,000; Week C - 175,000;
Week D - 225,000, then Limitation A for Week 1 shall be 312,500; provided, however, that if the trading volume for Week 1 is 300,000 shares, then the Limitation A for Week 2 is 412,500 shares less the number of shares sold by Timboom at the market (bid) during Week 1.

     (b) Notwithstanding Limitation A, for a period of eight (8) weeks following the first delivery of Securities to Prudential, and provided a minimum bid of $.31 is maintained, Timboom may not sell more than 37.5% of the Trading Volume for the previous four-week period at or less than market (bid).

     (c) Limitation B. Notwithstanding Limitation A, Timboom may also sell up to 200,000 shares of Securities during any Trading Period at or above the average of the bid/ask price, so long as its order is not the single lowest offer for that day ("Limitation B"). The time of placing the order with Prudential, evidenced by copies of Prudential's time-stamped order tickets, to be provided by Timboom and the contemporaneous associated bid/ask prices, as reported by Bloomberg, copies of which shall be provided by Timboom, shall be used to determine whether the trade is subject to Limitation A or Limitation B.

     (d) Limitation C. Timboom may not sell Securities within any Trading Period if such sale, when combined with all other sales by Timboom during such Trading Period, would generate Net Proceeds in excess of $200,000 during that Trading Period, or such greater amount as may be agreed upon by SCMI and Timboom, in SCMI's sole discretion ("Limitation C").

5. In the event that Timboom exceeds Limitation A, Limitation B or Limitation C within any Initial Trading Period, the Escrow Agent shall not make the subsequent Supplemental Delivery to Prudential during that Trading Period and shall deduct from the Initial Trading Period Delivery for the next Trading Period an amount of Securities equal to two times the volume of Securities sold by Timboom in excess of Limitation A, B or C, as may be applicable.

6. Timboom shall provide the Escrow Agent and SCMI with time-stamped copies of confirmations from Prudential for all orders and transactions in the Securities on a daily basis, via facsimile, to be sent by Timboom so as to be received by the Escrow Agent by 5:00 p.m. on the second business day following any trading activity, except that Timboom shall, after the close of trading on the last trading day of the second and fourth week within each Trading Period and not later than 9:00 a.m. EST (or DST) of the next Trading Day, transmit via facsimile to the Escrow Agent and
SCMI confirmations for all orders and transactions in the Securities which have been effected through such time. If such confirmations of trading are not yet available to Timboom, then Timboom shall prepare an estimated record of trading, including the number of shares sold, the date of the sale, the price per share and the proceeds of the sale, which shall be transmitted to the Escrow Agent and SCMI via facsimile so as to be received by the Escrow Agent and SCMI before the first trading day of the third week of each Trading Period, and the first trading day of the first week of the next Trading Period. Timboom shall be required to provide confirmation of such estimated record of trading by transmitting copies of Prudential's confirmations no later than the close of business of the following trading day.

7. Timboom has instructed Prudential to provide the Escrow Agent with duplicate confirmations of all transactions in the Securities and monthly statements for the Account at such time that the same are sent to Timboom. The Escrow Agent will make such documents available to SCMI and/or its counsel for inspection and review during normal business hours at its offices.

8. (a) On the first trading day of each Trading Period or, if delay occurs in the delivery of confirmations and/or other data pursuant to paragraphs 6 and 7, as soon thereafter as reasonably practicable, the Escrow Agent shall deliver to Timboom and SCMI calculations of the Initial Trading Period Delivery, any
Supplemental Trading Period Delivery and the Cumulative Net Proceeds generated from the sale of the Securities and shall identify any transactions subject to Limitations A, B and/or C. The Cumulative Net Proceeds shall be the gross proceeds from the sale of all Securities in the Account, as reported by Prudential and/or Timboom, less any brokerage commission charged separately by Prudential, and all fees charged by the Escrow Agent, pursuant to paragraph 20 below, but without any deduction for any taxes, withholdings, offset or account fees which may be deducted from such Account. Escrow Agent shall also note whether or not, based solely on the information supplied by Prudential, Timboom has complied with the Limitations set forth in paragraph 4, but shall be under an obligation to confirm the accuracy or completeness of such information, or Timboom's compliance with the Limitations.

     (b) The Escrow Agent shall transmit the calculations or findings referred to in the preceding paragraph by facsimile simultaneously to Timboom and SCMI. If Timboom and/or SCMI dispute the Escrow Agent's calculations or findings, they shall notify the Escrow Agent by the close of the following Trading Day, in writing, with a copy provided to the other party, setting forth the detailed factual basis of their dispute. In the event of a dispute, the Escrow Agent shall refrain from delivering to Prudential additional Securities in the amount disputed until Timboom and SCMI shall have resolved their dispute and delivered joint instructions to Escrow Agent. In the absence of a notice of dispute from either party as herein provided, Escrow Agent's calculations and/or findings shall be deemed to have been confirmed by both parties for purposes of compliance with any instructions contained in this Agreement.

9.   (a)   Subject  to  9(b),  when Cumulative  Net  Proceeds  are
generated in the amount of $1,200,000 U.S. (the "Settlement Amount"), the Escrow Agent shall deliver all remaining Securities together with duly executed and authenticated stock powers to SCMI, to SCMI's Transfer Agent, or as SCMI may otherwise direct in writing.

      (b) If Cumulative Net Proceeds are generated in the amount of the Settlement Amount before Timboom has sold 600,000 shares of the Securities (or such lesser volume of shares as Timboom may direct), or if Timboom has given notice that it intends to terminate selling Securities hereunder prior to selling 600,000 shares of the Securities, then the Escrow Agent shall: (a) deliver to Prudential shares of Securities (together with duly executed and authenticated stock powers) which, together with any shares of the Securities then remaining in the Account, total 100,000 shares of the Securities to be delivered to Timboom; and (b) deliver all remaining Securities to SCMI's Transfer Agent or as SCMI may otherwise direct in writing.
     10. Pursuant to the Agreement, SCMI has the right to deliver all or a portion of the Settlement Amount in cash to Timboom in lieu of the Securities. Upon receipt of written notice from SCMI and Timboom confirming the receipt and amount of the cash payment received by Timboom, Escrow Agent shall adjust its record to reflect an equivalent increase in Cumulative Net Proceeds.

11. The Escrow Agent's duties hereunder may be altered, amended, modified or revoked only by a writing signed by SCMI, Timboom and the Escrow Agent.

12. The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by the Escrow Agent to be genuine and to have been signed (whether original or by facsimile) or presented by the proper party or parties. The Escrow Agent shall not be personally liable for any act the Escrow Agent may do or omit to do hereunder as Escrow Agent while acting in good faith.

13. The Escrow Agent shall hereby expressly authorized to comply with and obey orders, judgments or decrees of any court of which it receives notice.

14. The Escrow Agent's responsibilities as Escrow Agent hereunder shall terminate if the Escrow Agent shall resign by written notice provided to SCMI and Timboom. In the event of any such resignation, Timboom and SCMI shall appoint a successor escrow agent within thirty (30) days of the effective date of Escrow Agent's resignation, and the Escrow Agent shall retain possession of the Securities, but shall not make any further deliveries to Prudential, until such time as the Escrow Agent receives notification jointly from SCMI and Timboom of the appointment of a successor Escrow Agent.

15. If the Escrow Agent reasonably requires other or further instruments or instructions in connection with these Joint Escrow Instructions or obligations with respect hereto, the Escrow Agent shall notify both SCMI and Timboom of its requests, SCMI and Timboom shall cooperate to furnish joint written instructions. Escrow Agent shall be authorized (but not required) to seek confirmation of any instructions or the occurrence of any condition or event by telephone call back, and may rely upon such confirmation of anyone purporting to be an officer of either party.

16. It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of Securities or the calculations provided for hereunder, or should any document, data or information required to be delivered to Escrow Agent be delayed or withheld, the Escrow Agent is authorized and directed to retain in the Escrow Agent's possession without liability to anyone, all, or any part of the Securities, until such disputes shall have been settled either by mutual written agreement of the parties concerned, or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but the Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings; or to deliver Securities or any other property and documents held by the Escrow Agent hereunder to a state or federal court having competent subject matter jurisdiction and located in the state and city of New York in accordance with the applicable procedure therefore.

17. SCMI and Timboom represent and warrant to Escrow Agent that the transfers of Securities to Escrow Agent and from Escrow Agent to Timboom do not require registration under, nor do they violate, any federal or local securities laws. SCMI and Timboom agree jointly and severally to indemnify and hold harmless the Escrow Agent from any and all claims, liabilities, costs or expenses in any way arising from or relating to the duties or performance of the Escrow Agent hereunder, other than any such claim, liability, cost or expense to the extent the same shall (a) have been tax obligations in connection with Escrow Agent's fee hereunder; or
(b)  have  been  determined by final, unappealable judgment  of  a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Escrow Agent. Escrow Agent shall have first lien against the Securities to secure the obligations of the parties hereunder.

18. Fees and Expenses of Escrow Agent. The Escrow Agent shall prepare an invoice for fees in the amount of $6,000 per month, plus expenses for its services rendered hereunder on a monthly basis and transmit the same to SCMI and Timboom. The Escrow Agent shall be reimbursed for all reasonable expenses and disbursements incurred by the Escrow Agent in connection with the ordinary duties as provided hereunder. In the event the Escrow Agent renders any extra ordinary services in connection with these Escrow Instructions, Escrow Agent shall be entitled to reasonable additional compensation therefor. Such invoices shall be paid by Timboom within thirty (30) days of receipt of such invoice either directly or from the proceeds of the sale of the Securities and Timboom shall direct Prudential to maintain adequate funds in the Account from the proceeds of the sales of Securities to make payment from the Account directly to the Escrow Agent for this purpose. Escrow Agent shall have a first lien against the Securities to secure the obligation of Timboom hereunder, and to withhold delivery of such reasonable amount of Securities to Prudential until payment of any invoice unpaid for more than thirty (30) days has been received.

19. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or three business days after deposit in the United States Postal Service, by registered or certified mail with postage and fees prepaid (with an advance copy by facsimile), addressed to each of the other parties thereto entitled the following addresses, or such other addresses as the party may designate by ten days advance written notice to each of the parties hereto, or by any alternate method prescribed as permitted herein:

SCMI:

Systems Communications, Inc.
4707 140th Avenue North, Suite 106
Clearwater, Florida 33762
Attention: Mr. Edwin Salmon
Facsimile Number:  (813) 530-4707

with a copy to:

Nixon, Hargrave, Devans & Doyle, LLP
Clinton Square
P.O. Box 1051
Rochester, New York 14603
Attention:  Carolyn Nussbaum, Esq.
Facsimile Number:  (716) 263-1600




Timboom Ltd.

28 Hagvura Street
Karnei Shomron, Israel
Facsimile Number:  972 97929228

with a copy to:

Samuel Krieger, Esq.
Krieger & Prager, Esqs
319 Fifth Avenue
New York, New York 10016
Facsimile Number: (212) 213-2077.


Escrow Agent:

Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, DE 19890
Attention:  Jack Beeson, V.P.
Corporate Trust Administration
Facsimile Number: (302) 651-8882

20. This instrument shall be binding upon and inure to the benefit to the parties hereto, and their respective successors and assigns, and shall be governed by the laws of the State of New
York  without  giving  effect  to  the  principle  governing   the
conflicts of laws.

21. The rights and obligations of any party hereto are not assignable without the written consent of the other parties hereto. These Joint Escrow Instructions constitute the entire agreement amongst the parties with respect to the subject matter hereof.

SYSTEMS COMMUNICATIONS, INC.


By:__________________________________
Its:__________________________________
Tax Identification No.:____________________


TIMBOOM, LTD.
By:__________________________________
Its:__________________________________
Tax Identification No.:____________________
ACCEPTED:
ESCROW AGENT


By:___________________________________
Its:___________________________________

SYSTEMS COMMUNICATIONS, INC.
IRREVOCABLE PROXY

The undersigned stockholder of Systems Communications, Inc., a Florida corporation (the "Company") hereby appoints the existing directors of the Company, ex-officio as proxy of the undersigned with full power of substitution to a vote for each share issued pursuant to paragraph 4 of that certain Settlement Agreement and
Release, dated February __, 1998 (the "Settlement Agreement" and the "Securities") on any matter on which shareholders of the Company are enabled to vote at any annual meeting or special meeting of stockholders of the Company held at any time prior to
January 31, 1999, and at any adjournment thereof, the number of votes which the undersigned would be entitled to cast if personally present.

This Proxy may be revoked only upon the Company's breach of a provision of the Settlement Agreement. In all other respects, it shall be irrevocable and coupled with an interest and is given to the existing Directors of the Company, ex-officio, pursuant to the Settlement Agreement to which this Proxy is subject, including the limitations on the use hereof as described therein. This Proxy shall continue in effect as to each such Security until the latter to occur of; (1) a bona fide sale, transfer or exchange of all of the Securities, it being understood that a "bona fide sale, transfer or exchange" shall expressly include any cash sale of the Securities of to unaffiliated third-parties with no restrictions; or (2) until January 31, 1999.
Dated: March 2, 1998

TIMBOOM LIMITED

By:________________________________